Exhibit XLI

EIB Update on Security and Defense

On March 21, 2025, the Board of Directors of the European Investment Bank (“EIB”) approved a series of measures to further strengthen the financing for European security and defense.

EU leaders at the Special European Council held on March 6, 2025 called for the EIB to further adapt its practices for lending to the defense industry, re-evaluate the list of excluded activities and increase the volume of available financing in the area of security and defense. The new measures adopted by the EIB Board of Directors respond to those proposals.

As part of the measures adopted, security will become a new transversal public policy goal of the EIB, which will complement its existing transversal public policy goals on cohesion and sustainability. The new public policy goal on security will cover all activities that contribute to strengthening European security and preparedness by reinforcing infrastructure and strengthening the industrial base for defense in Europe. Under the new public policy goal on security, there will be no predefined ceiling for financing to be made available in the area of security and defense. Investments in this area will be determined annually in the EIB Group Operational Plan. The Strategic European Security Initiative (“SESI”), which had earmarked €8.0 billion in financing for the period between 2022 and 2027, will be integrated into the new public policy goal on security.  For the avoidance of doubt, from an EIB funding perspective, no changes were made to the EIB’s global borrowing authorization of up to €65.0 billion for 2025, which was granted by the EIB Board of Directors on December 11, 2024, under which the EIB can conduct borrowing operations.

In addition, the scope of activities eligible for EIB financing in the area of security and defense in the EU will also be broadened. Going forward, investments in infrastructure and equipment dedicated to military or police use within the EU will no longer be subject to the dual-use requirement. This change is expected to enable financing for large-scale strategic projects in the EU, including, among other things, barracks and storage facilities, land and aerial vehicles, drones and helicopters, radars and satellites, advanced avionics, propulsion and optics, land border protection, military mobility, critical infrastructures, de-mining and de-contamination, space, cybersecurity, anti-jamming technologies, military equipment, seabed infrastructure protection and research. Outside of the EU, infrastructure and equipment dedicated to military or police use remain subject to the dual-use requirement in order to be eligible for EIB financing and must therefore also serve civilian needs. For the avoidance of doubt, investments in ammunition and weapons continue to be excluded from EIB financing and there are currently no proposals to modify this exclusion.

The EIB Group believes these measures will further facilitate investment to bolster Europe’s industrial defense capabilities and these efforts aim to complement the European Commission’s White Paper for European Defence and “ReArm Europe” Plan.

Forward-Looking Statements

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Forward-looking statements involve inherent risks, uncertainties, and other factors that may cause the EIB’s actual results, performance or achievements to differ materially from the anticipated results, performance or achievements expressed or implied in these forward-looking statements.  Although the EIB believes that the expectations reflected in such forward-looking statements were reasonable as of the date they were made, no assurance can be given that such expectations will prove to have been correct.  Accordingly, actual results could differ materially from those contained in any forward-looking statements.  Consequently, you are cautioned not to place undue reliance on forward-looking statements.

Forward-looking statements speak only as of the date they are made, and the EIB undertakes no obligation to update publicly or release any revisions to these forward-looking statements in light of new information or to reflect events or circumstances after the date of the particular statement or to reflect the occurrence of unanticipated events, except to the extent required by applicable law.  All subsequent forward-looking statements attributable to the EIB or any person acting on its behalf are qualified by the cautionary statements herein.